UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2021

XENON PHARMACEUTICALS INC.

(Exact name of Registrant as Specified in Its Charter)

Canada	001-36687	98-0661854
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200-3650 Gilmore Way Burnaby, British Columbia, Canada		V5G 4W8
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (604) 484-3300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, without par value	XENE	The Nasdaq Stock Market LLC (The Nasdaq Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02	Unregistered Sale of Equity Securities

The description of the issuance and sale of the Shares (as defined below) pursuant to the Share Purchase Agreement (as defined below) set forth under Item 8.01 is incorporated by reference into this Item 3.02. The issuance and sale of the Shares has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. The Company has relied on the exemption from the registration requirements of the Securities Act under Section 4(a)(2) thereof, for a transaction by an issuer not involving any public offering.

Item 8.01	Other Events

As previously disclosed in the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 2, 2019 by Xenon Pharmaceuticals Inc. (the “Company”), the Company entered into a License and Collaboration Agreement, as amended, (the “Collaboration Agreement”) with Neurocrine Biosciences, Inc. (“Neurocrine”) on December 2, 2019 to establish a collaboration under which the parties will identify, research and develop sodium channel inhibitors, including the Company’s clinical candidate XEN901 (now known as NBI-921352), which compound Neurocrine has the exclusive right to further develop and commercialize under the terms and conditions set forth in the Collaboration Agreement. On September 8, 2021, the Company announced that a clinical trial application (“CTA”) previously submitted by Neurocrine in Europe for the treatment of adult focal-onset seizures, a Major Indication, as the term is defined in the Collaboration Agreement, was approved. As a result of this CTA approval, referred to as an IND Acceptance in the Collaboration Agreement, and pursuant to the terms of the Collaboration Agreement, the Company is entitled to receive a milestone cash payment from Neurocrine of $4.5 million and the Company is obligated to issue and sell such number of its common shares having an aggregate value of $5.5 million to Neurocrine as described in greater detail below (the “Milestone Equity Purchase”).

On September 8, 2021, the Company entered into a Share Purchase Agreement with Neurocrine for the Milestone Equity Purchase (the “Share Purchase Agreement”) pursuant to which the Company will issue and sell 275,337 of its common shares (the “Shares”) to Neurocrine in a private placement for an aggregate purchase price of $5.5 million, or $19.9755 per share. The purchase price represents a 15% premium to the Company’s 30-day volume-weighted average price immediately prior to the public announcement of the CTA approval. The Shares are subject to lock-up restrictions, which, without prior approval of the Company, prohibit Neurocrine from selling the Shares for a period of up to two years after the effective date of the Collaboration Agreement, or December 2, 2021.  In addition, Neurocrine is, subject to certain exceptions, subject to a standstill agreement for a period of two years after the effective date of the Collaboration Agreement, or December 2, 2021. Pursuant to the standstill agreement, Neurocrine and its affiliates will not (1) acquire, offer to acquire or agree to acquire any of the Company’s common shares or securities convertible into common shares, other than common shares issuable to Neurocrine pursuant to the terms of the Collaboration Agreement; (2) make, or participate in, any solicitation of proxies to vote any voting securities of the Company or any of its subsidiaries, or propose to change or control the management or board of directors of the Company by use of any public communication to holders of securities intended for such purpose; (3) make a public proposal for a change of control of the Company; or (4) knowingly encourage, accept, or support a tender, exchange, or offer proposal by any person, which would result in a change of control of the Company. The Share Purchase Agreement contains certain other customary terms and conditions, including mutual representations, warranties and covenants.

The foregoing description of the terms of the Share Purchase Agreement is not complete and is qualified in its entirety by reference to the full text of the Share Purchase Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

On September 8, 2021, the Company issued a press release regarding the transactions described in this Item 8.01. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description
10.1	Share Purchase Agreement, dated as of September 8, 2021, by and between Xenon Pharmaceuticals Inc. and Neurocrine Biosciences, Inc.
99.1	Press Release issued by Xenon Pharmaceuticals Inc. dated September 8, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XENON PHARMACEUTICALS INC.

Date: September 8, 2021	By:	/s/ Sherry Aulin
Sherry Aulin
Chief Financial Officer